Exhibit 23.1

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM’S CONSENT

I consent to the use in this Registration Statement Form F-1 Zhong Yuan Bio-Technology Holdings Limited as our report dated September 23, 2022 relating to the consolidated financial statements and schedules of Zhong Yuan Bio-Technology Holdings Limited as of March 31, 2022, and for the year ended March 31, 2022, and our report dated September 23, 2022, relating to the consolidated financial statements of Zhong Yuan Bio-Technology Holdings Limited as of March 31, 2022, and for the year ended March 31, 2022 which appears in such Registration Statement. We also consent to the reference to me under the heading “Experts” in such Registration Statement.

/s/ K. R. Margetson Ltd.

K. R. Margetson Ltd.

Chartered Professional Accountant

North Vancouver BC, April 4, 2023

PCAOB ID:1212